Consent of Independent Auditors

We consent to the incorporation by reference in this Current Report on Form SB-2/A of our report dated March 26, 2004 with respect to financial statements of Petrol Oil & Gas, Inc. included in the Annual Report on Form 10-KSB for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Weaver & Martin, LLC

Kansas City, Missouri

February 2, 2005